As filed with the Securities and Exchange Commission on August 21, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SUPER LEAGUE GAMING, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7374 (Primary Standard Industrial Classification Code Number)	47-1990734 (I.R.S. Employer Identification Number)

2912 Colorado Ave., Suite #203
Santa Monica, California 90404
Company: (802) 294-2754; Investor Relations: (949) 574-3860
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Ann Hand
President and Chief Executive Officer
Super League Gaming, Inc.
2912 Colorado Ave., Suite #203
Santa Monica, California 90404
(802) 294-2754
(Name, address, including zip code, and telephone number, including area code, of agent for service)

 Copies to:

Daniel W. Rumsey, Esq. Jessica R. Sudweeks, Esq. Disclosure Law Group, A Professional Corporation 655 West Broadway, Suite 870 San Diego, California 92101 (619) 272-7050	Stephen E. Older, Esq. Rakesh Gopalan, Esq. McGuireWoods LLP 1251 Avenue of the Americas, 20th Floor New York, New York 10020 (212) 548-2100

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company	☒
			Emerging growth company	☒

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

 CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)(3)	Amount of Registration Fee
Common Stock, par value $0.001 per share	$8,050,000	$1,044.89

(1)
Pursuant to Rule 416 under the Securities Act, the shares registered hereby also include an indeterminate number of additional shares as may from time to time become issuable by reason of share splits, share dividends, recapitalizations or other similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “ Securities Act”).

(3)
Includes the offering price of additional shares that the underwriters have the option to purchase to cover over-allotments, if any.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 21, 2020
PRELIMINARY PROSPECTUS
3,111,111 Shares

SUPER LEAGUE GAMING, INC.

Pursuant to this prospectus, we are offering 3,111,111 shares of our common stock, par value $0.001 per share.

Our common stock is presently traded on the NASDAQ Capital Market under the symbol “SLGG.” On August 20, 2020, the last reported sale price of our common stock was $2.25 per share. The final public offering price will be determined through negotiation between us and the underwriters in the offering at the time of pricing and may be at a discount to the current market price. Accordingly, the recent market price used throughout this prospectus may not be indicative of the actual offering price.

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary – Implications of Being an Emerging Growth Company.”
__________________________________________

Investing in our common stock involves a high degree of risk. You should carefully consider the matters set forth in "Risk Factors" beginning on page 7 of this prospectus and under similar headings in the documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
__________________________________________

	Per Share	Total
Public offering price	$	$
Underwriting discount (1)	$	$
Proceeds, before expenses, to us	$	$

(1)
Does not include additional compensation payable to the underwriters. We have agreed to reimburse the underwriters for certain expenses incurred relating to this offering. Please see the section titled “Underwriting” beginning on page 25 of this prospectus for additional information regarding underwriter compensation.

This offering is being underwritten on a firm commitment basis. We have granted the underwriters the option to purchase up to 466,667 additional shares of our common stock from us at the public offering price, less the underwriting discount, within 30 days following the date of this prospectus to cover over-allotments, if any.

The underwriter(s) expect to deliver the shares to the purchasers on or about ,      2020, subject to customary closing conditions.

__________________________________________

Sole Book-Running Manager

National Securities Corporation

__________________________________________

The date of this prospectus is      , 2020

- i -

About this Prospectus

Neither we nor the underwriters have authorized anyone to provide you with information that is different from that contained in, or incorporated by reference into, this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in, or incorporated by reference into, this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States. See "Underwriting" for additional information on these restrictions.

Industry and Market Data

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, our markets and our competitive position is based on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. Some of the industry and market data contained in this prospectus are based on third-party industry publications. This information involves a number of assumptions, estimates and limitations.

The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. Unless otherwise indicated, none of the third-party industry publications used in this prospectus were prepared on our behalf. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors" in this prospectus and in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, which are incorporated by reference into this prospectus. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference." These and other factors could cause results to differ materially from those expressed in these publications.

PROSPECTUS SUMMARY

This summary highlights information contained in this prospectus, or incorporated by reference into this prospectus, and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including the information set forth under the section "Risk Factors," and our financial statements and the related notes thereto, in each case included in this prospectus or incorporated by reference into this prospectus. Some of the statements in this prospectus constitute forward-looking statements. See "Cautionary Note Regarding Forward-Looking Statements."

Unless the context requires otherwise, the words "we," "us," "our," the "Company," and "Super League" refer collectively to Super League Gaming, Inc., a Delaware corporation, and its subsidiaries.

We are a global leader in the mission to bring live and digital esports entertainment and experiences directly to everyday competitive gamers around the world. Utilizing our proprietary technology platform, Super League operates physical and digital experiences in partnership with publishers of top-tier game titles and owners/operators of a distributed footprint of venues, a network of digital social and viewing channels, and an association/organization of city-based amateur gaming clubs and teams. The Super League Network features multiple forms of content celebrating the love of play via social media, live streaming and video-on-demand, along with continuous gameplay and leaderboards. Inside our network is Framerate, a large independent social video esports network powered by user-generated highlight reels, and our exclusive proprietary platform Minehut, providing a social and gameplay forum for the avid Minecraft community. Super League is committed to supporting the development of local, grassroots player communities, while providing a global, scalable infrastructure for esports competition and engagement. We address a wide range of gamers across game titles, ages and skill levels, and also a wide range of content-capture beyond gameplay. This positions Super League as more than a tournament operator; we are a lifestyle and media company focused on capturing, generating, aggregating and distributing content across the genre of all things esports.

We believe Super League is on the leading edge of the rapidly growing competitive video gaming industry, which has become an established and vital part of the entertainment landscape. We believe there is a significant opportunity for the world of mainstream competitive players who want their own esports experience. These amateur gamers are players who enjoy the competition, the social interaction and community, and the entertainment value associated with playing and watching others play.

We also believe that Super League is a critically important component in providing the infrastructure for mainstream esports that is synergistic and accretive to the greater esports ecosystem. Over the past five years, we believe we have become a leading brand for amateur esports by providing a proprietary software platform that allows our gamers to compete, socialize and spectate premium amateur esports gameplay and entertainment, both physically and digitally online. Not only do we offer premium amateur esports leagues and community, but we are able to leverage our derivative gameplay content to become a comprehensive amateur esports content network.

The fundamental drivers of our business model and monetization strategy are creating deep community engagement through our highly contextualized, local experiences that, when coupled with the critical mass of our large digital audiences, provides the depth and volume for premium content and offer monetization differentiated from a more traditional, commoditized advertising model. The combination of our physical venue network and digital programming channels, with Super League’s technology platform at the hub, creates the opportunity for not just a share of the player’s wallet, but also the advertiser’s wallet. We do this by offering brand sponsors and advertisers a premium marketing channel to reach elusive Generation Z and Millennial gamers and offering players ways to access exclusive tournaments, rewards and programming through our Super League consumer subscription offer and other consumer offerings.

In the first half of 2020, management continued to focus on monetization with respect to our two primary revenue categories: (1) sponsorships and advertising revenues, or the monetization of our content, and (2) direct-to-consumer revenues, or gamer monetization. In addition to the significant increase in engagement described below, we (i) continued our focus on our premium advertising model for future monetization of our rapidly growing advertising inventory and expanded our direct sales team to facilitate delivery; (ii) continued our focus on monetization of the gamer through direct-to-consumer offers, including the planned relaunching of our monthly subscription offer that is purely digital, due in part to the impact of the ongoing COVID-19 pandemic and the launch of a micro-transaction marketplace; and (iii) we began to unlock new ways that our proprietary live content capture and production technology system can extend beyond esports into traditional sports and other entertainment formats representing potential new revenue opportunities in the future.

Super League Gaming has experienced its strongest period of audience growth during the challenging time of the COVID-19 pandemic, marked by the reaching of a key 2020 milestone in July 2020; reaching one billion video views and impressions year-to-date. This represents more than a 700% increase over the full fiscal year of 2019, during which we achieved a total of 120 million views.

We believe that the ability to generate one billion views by July 2020 is a key proof point of not only the compelling attractiveness of Super League’s content, but also the variety of content we are able to offer. We have established ourselves as a leading publisher of user-generated gaming highlights within our Framerate social video network, and we produce 11 general and game title-specific channels that, together, deliver tens of millions of video views per month. This includes three original shows on Snapchat, five TikTok channels, and three Instagram channels, with more to come.

During the first half of 2020, we also experienced a significant increase in new users, gamer engagement, and gameplay hours across all of our platforms. We believe a driver of the increase was, to a certain extent, the current period of social distancing and mandatory shelter-in-place orders stemming from the COVID-19 pandemic, during which passionate video gamers around the world are seeking a competitive outlet, seeking to connect with others around the games they love and are turning to esports and other online gaming communities to fill the void. We also believe that a driver of the increase is the fact that esports is continuing to become more mainstream, which was the case prior to COVID-19. These increases are accelerating our growth plans, and are increasing our opportunities for monetization.

Super League’s video content business is also accelerating on an additional path through the advancement of Super League’s proprietary live content capture and broadcast system, which includes patented technology and fully remote, innovative workflows operated by SuperLeagueTV, a completely virtual studio. Endemic and non-endemic brands and partners have sought out Super League to provide premium, TV-quality production services across a multitude of live streamed events. During 2020, within gaming alone, broadcasts have spanned an impressive mix of game titles including Minecraft, APEX Legends, NBA2K, PUBG Mobile, the World Golf Tour and more.

In response to the COVID-19 pandemic and the related uncertainty, advertisers and sponsors across the board inevitably paused to reset their marketing strategies. The impact on Super League in the first half of 2020 was the deferral of some of these programs and related revenues to future periods. We did not experience any cancellations of existing programs. For example, our partnership with Tencent and OnePlus, bringing PUBG mobile tournaments to life, proceeded as planned, just from the comfort and safety of players’ homes, online, as opposed to in-person. The majority of our gameplay hours and other engagement occurs digitally, online, so while our “in real life” gaming is a premium and important aspect of our brand, the shift away from retail locations is not expected to have a significant impact on our overall business model over time, which is largely digitally focused.

Key Performance Indicators.

We focus on three key performance indicators (“KPIs”), as outlined below, to assess our progress and drive revenue growth, which is also a key performance indicator. As of the end of the second quarter of 2020, we significantly outperformed several of the KPI goals we established at the beginning of 2020, as follows:

●
Registered Users: We ended fiscal 2019 with approximately 980,000 registered users. During the six months ended June 30, 2020, we increased our registered users by approximately 100%, to 1.96 million registered users. Registered users represent more gamers from whom we can gather user generated content and convert into subscribers and/or upsell into other paid offers.

●
Engagement Hours: As of June 30, 2020, including our live gaming experiences and our expanding digital gameplay channels, we generated approximately 30.5 million hours of gameplay and other engagement, as compared to approximately 15.0 million full year 2019 gameplay and other engagement hours. We continue to focus on ways we can repackage and distribute this significant derivative content library for further monetization.

●
Views and Impressions: We generated 808.5 million views and impressions during the six months ended June 30, 2020, compared to our full-year 2019 views of 120.0 million, representing an approximately 600% increase over full year 2019 views. Additionally, as described above we reached a key 2020 milestone in July 2020, reaching one billion video views and impressions as of July 2020. This continued growth in views results in the exponential growth of our monetizable advertising inventory. Additionally, our growth in views continues to be achieved largely via user generated content submitted to us by our community, significantly limiting the production cost and overall investment required to achieve the continued growth in our viewership.

Impact of COVID-19 Pandemic

Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The novel coronavirus and actions taken to mitigate the spread of it have had, and are expected to continue to have, an adverse impact on the economies and financial markets of many countries, including the geographical areas in which the Company operates. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted to amongst other provisions, provide emergency assistance for individuals, families and businesses affected by the coronavirus pandemic. As previously disclosed, on May 4, 2020, the Company entered into a potentially forgivable loan from the U.S. Small Business Administration resulting in net proceeds of approximately $1.2 million pursuant to the Paycheck Protection Program created under the CARES Act. It is unknown how long the adverse conditions associated with the coronavirus will last and what the complete financial effect will be to the Company.

Notwithstanding the growth in user engagement metrics discussed herein, the broader impact of the ongoing COVID-19 pandemic on our results of operations and overall financial performance remains uncertain. The COVID-19 pandemic may continue to impact our revenue and revenue growth in future periods, and is likely to continue to adversely impact certain aspects of our business and our partners, including advertising demand, retail expansion plans and our in-person esports experiences. Please see the section titled "Risk Factors" in this prospectus and in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, which are incorporated by reference into this prospectus, for additional information on the risks and uncertainties facing our business as a result of the ongoing COVID-19 pandemic.

Selected Risks Related to our Business

Our business is subject to numerous risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects that you should consider before making an investment decision. Some of the more significant risks and uncertainties relating to an investment in our company are listed below. These risks are more fully described in the section titled "Risk Factors" in this prospectus and in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, which are incorporated by reference into this prospectus.

●
overall strength and stability of general economic conditions, and of the esports industry, both in the United States and globally;

●
changes in consumer demand for, and acceptance of, the game titles that we offer for our tournaments and activities, as well as online multiplayer competitive amateur gaming in general;

●
changes in the competitive environment, including new entrants in the market for online amateur competitive gaming, tournaments and competitions that compete with our own;

●
competition from new entrants in the amateur esports space, and if we are unable to compete effectively, we may not be able to achieve or maintain significant market penetration or improve our results of operations;

●
our ability to generate consistent revenue;

●
our ability to effectively execute our business plan;

●
changes in the licensing fees charged by the publishers of the most popular online video games;

●
changes in laws or regulations governing our business and operations;

●
our ability to maintain adequate liquidity and financing sources on terms favorable to us;

●
our ability to obtain and protect our existing intellectual property protections, including patents, trademarks and copyrights; and

●
other risks described from time to time in periodic and current reports that we file with the Securities and Exchange Commission (the “SEC ”).

Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. You should be able to bear a complete loss of your investment.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

●
A requirement to have only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●
An exemption from the auditor attestation requirement on the effectiveness of our internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

●
An extended transition period for complying with new or revised accounting standards;

●
Reduced disclosure about our executive compensation arrangements; and

●
No non-binding advisory votes on executive compensation or golden parachute arrangements.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we also qualify as a “smaller reporting company” under the SEC’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

We may take advantage of these provisions from the JOBS Act until the end of the fiscal year in which the fifth anniversary of our initial public offering, or such earlier time when we no longer qualify as an emerging growth company. We would cease to be an emerging growth company on the earlier of (i) the last day of the fiscal year (a) in which we have more than $1.07 billion in annual revenue or (b) in which we have more than $700 million in market value of our capital stock held by non-affiliates, or (ii) the date on which we issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens under the JOBS Act. We have taken advantage of other reduced reporting requirements in this prospectus, and we may choose to do so in future filings. To the extent we do, the information that we provide stockholders may be different than you might get from other public companies in which you hold equity interests.

Reverse Stock Split

On February 8, 2019, prior to the completion of the Company’s initial public offering, the Company filed an amendment to the Company’s amended and restated certificate of incorporation to effect a reverse split of shares of the Company’s common stock on a one-for-three basis (the “Reverse Stock Split”). All references to common stock, warrants to purchase common stock, options to purchase common stock, early exercised options, restricted stock, share data, per share data and related information contained in the financial statements incorporated by reference herein have been retrospectively adjusted to reflect the effect of the Reverse Stock Split for all periods presented.

Corporate Information

Super League Gaming, Inc. was incorporated under the laws of the State of Delaware on October 1, 2014 as Nth Games, Inc. On June 15, 2015, we changed our corporate name from Nth Games, Inc. to Super League Gaming, Inc. Our principal executive offices are located at 2912 Colorado Avenue, Suite #203, Santa Monica, California 90404, and our Company telephone number is (802) 294-2754, and our investor relations contact number is (949) 574-3860.

Our corporate website address is www.superleague.com. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

The Offering

The following summary is provided solely for your convenience and is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus.

Issuer	Super League Gaming, Inc.

Common stock offered by us	3,111,111 shares.

Underwriters’ over-allotment option
We have granted the underwriters a 30-day option to purchase, from time to time, up to an additional shares of our common stock from us at the price to public less the underwriting discount to cover over-allotments, if any.

Common stock to be outstanding after this offering	13,605,020 shares (or 14,071,686 shares if the underwriters’ option to purchase 466,667 additional shares from us is exercised in full).

Use of proceeds
We estimate that the net proceeds from the sale of our common stock in this offering will be approximately $6.3 million (or approximately $7.3 million if the underwriters' option to purchase additional shares from us is exercised in full), based on an assumed public offering price of $2.25 per share, which was the last reported sale price of our common stock on August 20, 2020 on the Nasdaq Capital Market, after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering for working capital and general corporate purposes, including sales and marketing activities, product development and capital expenditures. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Lock-up
We have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our common stock or securities convertible into or exercisable or exchangeable for our common stock for a period of 30 days after the date of the final closing of this offering. In addition, our all of our directors and officers and directors have agreed to similar restrictions with respect to any shares of our common stock or securities convertible into or exercisable or exchangeable for our common stock held by each individual for a period of 90 days. See “Underwriting” for more information.

Risk factors
You should read the “Risk Factors” section in this prospectus and in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, which are incorporated by reference into this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Nasdaq symbol	Our common stock is listed on the Nasdaq Capital Market under the symbol “SLGG.”

The number of shares of our common stock to be outstanding after this offering is based on 10,493,909 shares of our common stock outstanding as of August 21, 2020, and excludes:

●
2,516,152 shares of common stock issuable upon exercise of common stock purchase warrants, with an average weighted exercise price of $9.61 per share;

●
1,644,442 shares of common stock issuable upon exercise of options outstanding; held and 581,910 shares of common stock reserved for issuance pursuant to our Amended and Restated 2014 Stock Option and Incentive Plan (the “2014 Plan”); and

●
425,815 shares of common stock issuable upon vesting of non-vested restricted stock units outstanding.

Unless otherwise noted, the information in this prospectus reflects and assumes no exercise of the underwriters’ over-allotment option to purchase additional shares.

SUMMARY FINANCIAL INFORMATION

The following tables summarize our historical consolidated financial data. We have derived the summary consolidated statements of operations data for the period ended June 30, 2020 and 2019, and the year ended December 31, 2019 and 2018 from the unaudited and audited consolidated financial statements incorporated by reference into this prospectus. The summary consolidated financial data in this section is not intended to replace our consolidated financial statements and related notes, and our historical results are not necessarily indicative of the results we expect in the future. The following summary of consolidated financial data should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the period ended June 30, 2020 and our Annual Report on Form 10-K for the year ended December 31, 2019, each of which are incorporated by reference into this prospectus.

	Six Months Ended June 30,		Year Ended December 31,
	2020	2019	2019	2018
Statements of Operations Data:
Revenues	$567,000	$472,000	$1,084,000	$1,046,000
Cost of revenues	233,000	187,000	513,000	684,000
Gross profit	334,000	285,000	571,000	362,000
Operating expenses:
Selling, marketing and advertising	2,529,000	2,139,000	4,488,000	4,319,000
Technology platform and infrastructure	3,590,000	2,453,000	4,520,000	4,183,000
General and administrative	3,922,000	7,334,000	12,333,000	8,020,000
Total operating expenses	10,041,000	11,926,000	21,341,000	16,522,000

Net Operating Loss	(9,707,000)	(11,641,000)	(20,770,000)	(16,160,000)
Other income (expense), net	13,000	(9,933,000)	(9,909,000)	(4,467,000)
Net loss	$(9,694,000)	$(21,574,000)	$(30,679,000)	$(20,627,000)

Net loss per share attributable to common stockholders (1)(2)
Basic	$(1.07)	$(3.00)	$(3.89)	$(4.48)
Diluted	$(1.07)	$(3.00)	$(3.89)	$(4.48)
Weighted average shares outstanding used in computing net income (loss) per share attributable to common stockholders (1)(2)
Basic	9,066,000	7,199,829	7,894,326	4,606,961
Diluted	9,066,000	7,199,829	7,894,326	4,606,961

(1)
See Note 1 to our audited and unaudited financial statements included elsewhere in this prospectus for an explanation of the methods used to calculate the historical net income (loss) per share, basic and diluted, and the number of shares used in the computation of the per share amounts.

(2)
All share and per share data has been retrospectively adjusted to reflect the one-for-three Reverse Stock Split, which was effected on February 8, 2019.

	As of	As of
	December 31, 2019	June 30, 2020
Balance Sheet Data:
Cash	8,442,000	6,241,000
Working capital	8,655,000	7,249,000)
Total assets	14,447,000	12,803,000

Accumulated deficit	(85,812,000)	(95,506,000)
Total stockholders’ equity	13,443,000	10,751,000)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors contained in our periodic reports filed with the SEC, including the risks, uncertainties and assumptions discussed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 and in other documents that we subsequently file with the SEC that update, supersede or supplement such information, which are incorporated by reference into this prospectus. Before deciding to invest in our common stock, you should carefully consider these risks, as well as the other information we include or incorporate by reference in this prospectus. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" of this prospectus.

If any of the events described in these risk factors actually occurs, or if additional risks and uncertainties that are not presently known to us or that we currently deem immaterial later materialize, then our business, prospects, results of operations and financial condition could be materially adversely affected. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See "Cautionary Note Regarding Forward-Looking Statements" of this prospectus.

Risks Related to the Ongoing COVID-19 Pandemic

Actual or threatened epidemics, pandemics, outbreaks, or other public health crises may adversely affect certain aspects of our business.

Certain aspects of our business could be materially and adversely affected by the risks, or the public perception of the risks, related to an epidemic, pandemic, outbreak, or other public health crisis, such as the recent outbreak of novel coronavirus (COVID-19). The risk, or public perception of the risk, of a pandemic or media coverage of infectious diseases could cause a decrease to the attendance of our in person gaming experiences, or cause certain of our partners, such as Wanda Theaters in China, to avoid holding in person events. Moreover, an epidemic, pandemic, outbreak or other public health crisis, such as COVID-19, could cause members of our team who we rely to manage the logistics of our in person experiences, or on-site employees of partners to avoid any involvement with our in person experiences or other events, which would adversely affect our ability to hold such events. The ultimate extent of the impact of any epidemic, pandemic or other health crisis on our those aspects of our business, financial condition and results of operations, particularly those arising from in-person events, will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of such epidemic, pandemic or other health crisis and actions taken to contain or prevent their further spread, among others. These and other potential impacts of an epidemic, pandemic or other health crisis, such as COVID-19, could therefore adversely affect our business, financial condition and results of operations.

The increase in our direct-to-consumer offerings resulting from social distancing measures and shelter-in-place orders implemented as a result of the ongoing COVID-19 pandemic may not be sustainable and, ultimately, prove unsuccessful.

During the first half of 2020, we experienced a significant increase in engagement across our digital and online platforms. We believe a driver of the increase was, to a certain extent, the current period of social distancing and mandatory shelter-in-place orders stemming from the COVID-19 pandemic. Although we have experienced an increase in activity, we cannot guarantee that these increases will be sustainable over a long-term period or that we will experience the same level of growth to revenue related to online events and our direct-to-consumer subscription program in the event current social distancing measures are lifted.

Risks Related to our Common Stock and this Offering

Because our offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase common stock in this offering, you will pay more for your common stock than the amount paid by our existing stockholders for their common stock on a per share basis. As a result, you will experience immediate and substantial dilution of $1.32 per share, representing the difference between the assumed public offering price of $2.25 per share, which is the last reported closing price of our common stock on August 20, 2020 on the Nasdaq Capital Market, and our net tangible book value per share as of June 30, 2020, after giving effect to the net proceeds to us from this offering. In addition, you may experience further dilution to the extent that our shares are issued upon the exercise of any share options or warrants. See “Dilution” for a more complete description of how the value of your investment in our common stock will be diluted upon completion of this offering.

Future issuances of our common stock or securities convertible into, or exercisable or exchangeable for, our common stock, or, together, our securities, or the expiration of lock-up agreements that restrict the issuance of new common stock or the trading of outstanding common stock, could cause the market price of our common stock to decline and would result in the dilution of your holdings.

Future issuances of our securities, or the expiration of lock-up agreements that restrict the issuance of new common stock or the trading of outstanding common stock, could cause the market price of our common stock to decline. We cannot predict the effect, if any, of future issuances of our securities, or the future expirations of lock-up agreements, on the price of our common stock. In all events, future issuances of our common stock would result in the dilution of your holdings. In addition, the perception that new issuances of our securities could occur, or the perception that locked-up parties will sell their securities when the lock-ups expire, could adversely affect the market price of our common stock. In connection with this offering, the Company entered into a lock-up agreement that prevents it, subject to certain exceptions, from offering additional shares of capital stock of the Company for up to 30 days after following this offering, as further described in the section titled “Underwriting.” In addition to any adverse effects that may arise upon the expiration of these lock-up agreements, the lock-up provisions in these agreements may be waived, at any time and without notice. If the restrictions under the lock-up agreements are waived, our common stock may become available for resale, subject to applicable law, including without notice, which could reduce the market price for our common stock.

In addition, we have in the past issued, and may in the future issue additional, convertible securities, options and warrants to purchase shares of our common stock to our officers, directors, consultants and other stockholders. In the future, we may grant additional options, warrants and convertible securities. The exercise or conversion of options, warrants or convertible securities will dilute the percentage ownership of our stockholders, which may have a negative effect on the trading price of our common stock. The dilutive effect of the exercise or conversion of these securities may adversely affect our ability to obtain additional capital. The holders of these securities may exercise or convert such options, warrants and convertible securities at a time when we would be able to obtain additional equity capital on terms more favorable than such securities or when our common stock is trading at a price higher than the exercise or conversion price of the securities. The exercise or conversion of outstanding warrants, options and convertible securities will have a dilutive effect on the securities held by our stockholders.

We will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Although we intend to use the net proceeds in the offering to finance our growth strategy, and for working capital and general corporate purposes, we will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management could use the net proceeds for corporate purposes that may not necessarily increase our market value or improve our results of operations.

Although our common stock is listed on the Nasdaq Capital Market, our shares are likely to be thinly traded for some time and an active market may never develop.

Although our common stock is listed on the Nasdaq Capital Market, there is currently a very limited trading market for our common stock, and we cannot ensure that a robust trading market will ever develop or be sustained. Our shares of common stock may be thinly traded, and the price, if traded, may not reflect our actual or perceived value. There can be no assurance that there will be an active market for our shares of common stock in the future. The market liquidity will be dependent on the perception of our operating business, competitive forces, state of the esports gaming industry, growth rate and becoming cash flow profitable on a sustainable basis, among other things. We may, in the future, take certain steps, including utilizing investor awareness campaigns, press releases, road shows, and conferences to increase awareness of our business and any steps that we might take to bring us to the awareness of investors may require we compensate financial public relations firms with cash and/or stock. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business and trading may be at an inflated price relative to the performance of our company due to, among other things, availability of sellers of our shares. If a market should develop, the price may be highly volatile. Because there may be a low price for our shares of common stock, many brokerage firms or clearing firms may not be willing to effect transactions in the securities or accept our shares for deposit in an account. Even if an investor finds a broker willing to effect a transaction in the shares of our common stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of low-priced shares of common stock as collateral for any loans.

Our stock price may be volatile, and you could lose all or part of your investment.

The trading price of our common stock following this offering may fluctuate substantially and may be higher or lower than the public offering price. This may be especially true for companies with a small public float such as ours. The trading price of our common stock following this offering will depend on several factors, including those described in this “Risk Factors” section, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our common stock since you might be unable to sell your shares at or above the price you paid in this offering. Factors that could cause fluctuations in the trading price of our common stock include:

●
changes to our industry, including demand and regulations;

●
we may not be able to compete successfully against current and future competitors;

●
competitive pricing pressures;

●
our ability to obtain working capital financing as required;

●
additions or departures of key personnel;

●
sales of our common stock;

●
our ability to execute our business plan;

●
operating results that fall below expectations;

●
loss of any strategic relationship, sponsor or licensor;

●
any major change in our management;

●
changes in accounting standards, procedures, guidelines, interpretations or principals; and

●
economic, geo-political and other external factors.

In addition, the stock market in general, and the market for technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of our common stock, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following this offering. If the market price of our common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

In addition, in the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.

We may not be able to satisfy listing requirements of Nasdaq or maintain a listing of our common stock on Nasdaq.

Because our common stock is listed on Nasdaq, we must meet certain financial and liquidity criteria to maintain such listing. If we violate Nasdaq listing requirements, our common stock may be delisted. If we fail to meet any of Nasdaq’s listing standards, our common stock may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our common stock from Nasdaq may materially impair our stockholders’ ability to buy and sell our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. The delisting of our common stock could significantly impair our ability to raise capital and the value of your investment.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our common stock could be negatively affected.

Any trading market for our common stock will be influenced in part by any research reports that securities industry analysts publish about us. We may not obtain any future research coverage by securities industry analysts. In the event we are covered by research analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage of us, the market price and market trading volume of our common stock could be negatively affected.

We have not paid cash dividends in the past and do not expect to pay dividends in the future. Any return on investment will likely be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our common stock for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our common stock as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Delaware General Corporation Law. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our common stock will likely depend entirely upon any future price appreciation of our common stock. There is no guarantee that our common stock will appreciate in value after this offering or even maintain the price at which you purchased the common stock. You may not realize a return on your investment in our common stock and you may even lose your entire investment in our common stock.

Future issuances of debt securities, which would rank senior to our common stock upon our bankruptcy or liquidation, and future issuances of preferred stock, which could rank senior to our common stock for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our common stock.

In the future, we may attempt to increase our capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our common stock. Moreover, if we issue preferred stock, the holders of such preferred stock could be entitled to preferences over holders of common stock in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred stock in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate thea mount, timing or nature of any such future offerings or borrowings. Holders of our common stock must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return, if any, they may be able to achieve from an investment in our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections of this prospectus titled “Prospectus Summary” and “Risk Factors,” in sections of our Annual Report on Form 10-K for the year ended December 31, 2019 and our subsequent Quarterly Reports on Form 10-Q titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” but are also contained elsewhere in this prospectus. In some cases, you can identify forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “predict,” “project,” “potential,” “should,” “will,” or “would,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Factors that could cause such difference, include:

●
overall strength and stability of general economic conditions and of the electronic video game sports (“esports ”) industry in the United States and globally;

●
changes in consumer demand for, and acceptance of, our services and the games that we license for our tournaments and other experiences, as well as online gaming in general;

●
changes in the competitive environment, including adoption of technologies, services and products that compete with our own;

●
our ability to generate consistent revenue;

●
our ability to effectively execute our business plan;

●
changes in the price of streaming services, licensing fees, and network infrastructure, hosting and maintenance;

●
changes in laws or regulations governing our business and operations;

●
our ability to maintain adequate liquidity and financing sources and an appropriate level of debt on terms favorable to us;

●
our ability to effectively market our services;

●
costs and risks associated with litigation;

●
our ability to obtain and protect our existing intellectual property protections, including patents, trademarks and copyrights;

●
our ability to obtain and enter into new licensing agreements with game publishers and owners;

●
changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could have an effect on earnings;

●
interest rates and the credit markets; and

●
   other risks and uncertainties described in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2019 and June 30, 2019, which are incorporated by reference into this prospectus.

This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but not exhaustive. New risk factors and uncertainties not described here or elsewhere in this prospectus, including in the sections entitled “Risk Factors,” may emerge from time to time. Moreover, because we operate in a competitive and rapidly changing environment, it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. The forward-looking statements are also subject to the risks and uncertainties specific to our Company, including but not limited to the fact that we have only a limited operating history as a public company. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

You should read this prospectus, the documents incorporated herein and those documents filed as exhibits to the registration statement, of which this prospectus is a part, with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of shares of our common stock in this offering will be approximately $6.3 million, based on an assumed public offering price of $2.25 per share, which was the last reported sale price of our common stock on August 20, 2020 on the Nasdaq Capital Market, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Each $0.25 increase (decrease) in the assumed public offering price of $2.25 per share would increase (decrease) the net proceeds to us from this offering by approximately $0.7 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 1,000,000 shares in the number of shares offered by us would increase (decrease) the net proceeds to us from this offering by approximately $2.1 million, assuming the assumed public offering price stays the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds we receive from this offering for working capital and general corporate purposes, including sales and marketing activities, product development and capital expenditures. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions or businesses. Pending these uses, we may invest the net proceeds from this offering in short-term, investment-grade interest-bearing securities such as money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government.

The intended use of net proceeds from this offering represents our expectations based upon our present plans and business conditions. We cannot predict with certainty all of the particular uses for the proceeds of this offering or the amounts that we will actually spend on the uses described in this prospectus. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. Pending their use, we intend to invest the net proceeds of this offering in a variety of capital-preservation investments, including short- and intermediate-term, interest-bearing, investment-grade securities.

DIVIDEND POLICY

We have never declared or paid any dividends on our capital stock. We currently intend to retain all available funds and any future earnings for the operation and expansion of our business and, therefore, we do not anticipate declaring or paying cash dividends in the foreseeable future. The payment of dividends will be at the discretion of our Board of Directors and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payment of dividends present in our current and future debt agreements, and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash and capitalization as of June 30, 2020:

●
on an actual basis;

●
on an as adjusted basis to reflect the sale by us of 3,111,111 shares of common stock in this offering at an assumed public offering price of $2.25 per share, which was the last reported closing price of our common stock on August 20, 2020 on the Nasdaq Capital Market, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

This table should be read with “Use of Proceeds” in this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in our Quarterly Report on Form 10-Q for the period ended June 30, 2020 and our Annual Report on Form 10-K for the year ended December 31, 2019, each of which are incorporated by reference into this prospectus.

	As of June 30, 2020
	Actual	As Adjusted(1)

Cash	$6,241,000	$12,572,000
Long-term note payable	1,202,000	1,202,000

Common stock, par value $0.001 per share, 100,000,000 shares authorized, 10,460,696 shares issued and outstanding, actual; 13,571,807 shares issued and outstanding, as adjusted	20,000	23,000
Additional paid-in capital	106,237,000	112,565,000
Accumulated deficit	(95,506,000)	(95,506,000)
Total stockholders’ equity	10,751,000	17,082,000
Total capitalization	$11,973,000	$18,284,000
_______________

(1)
Each $0.25 increase (decrease) in the assumed public offering price of $2.25 per share, which is the last reported closing price of our common stock on August 20, 2020 on the Nasdaq Capital Market, would increase (decrease) the net proceeds to us from this offering by approximately $0.7 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 1,000,000 shares in the number of shares offered by us would increase (decrease) the net proceeds to us from this offering by approximately $2.1 million, assuming the assumed public offering price stays the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The number of shares of common stock that will be outstanding after this offering is based on 10,460,696 shares of common stock outstanding as of June 30, 2020, and excludes as of such date:

●
2,516,152 shares of common stock issuable upon exercise of common stock purchase warrants, with an average weighted exercise price of $9.61 per share;

●
1,083,386 shares of common stock issuable upon exercise of options outstanding; and 532,110 shares of common stock reserved for issuance pursuant to our 2014 Plan; and

●
286,671 shares of common stock issuable upon the vesting of non-vested restricted stock units outstanding.

DILUTION

If you invest in our common stock, your ownership interest will be diluted to the extent the public offering price per share of our common stock exceeds the tangible book value per share of our common stock immediately following this offering. As of June 30, 2020, the tangible book value of our common stock was approximately $6.2 million, or $0.60 per share of common stock based on 10,460,696 shares of our common stock issued and outstanding. Tangible book value per share represents common equity less intangible assets and goodwill, divided by the number of shares of our common stock outstanding.

After giving effect to the sale of shares of our common stock in this offering at an assumed public offering price of $2.25 per share, which was the last reported closing price of our common stock on August 20, 2020 on the Nasdaq Capital Market, after deducting the underwriting discount and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2020 would have been approximately $12.6 million. This represents an immediate increase in net tangible book value of $0.33 per share to existing stockholders and an immediate dilution of $1.32 per share to new investors purchasing shares of our common stock in this offering at the assumed public offering price. The following table illustrates this per share dilution:

Assumed Public offering price per share		$2.25
Net tangible book value per share as of June 30, 2020	$0.60
Increase in net tangible book value per share after giving effect to this offering	$(0.33)
As adjusted net tangible book value per share after giving effect to this offering		$0.93
Dilution per share to new investors in this offering		$1.32

The dilution information discussed above is illustrative only and will change based on the actual public offering price and other terms of this offering to be determined at pricing. Each $0.25 increase (decrease) in the assumed public offering price of $2.25 per share, which is the latest closing price of our common stock on August 20, 2020 on the Nasdaq Capital Market, would increase (decrease) the as adjusted net tangible book value by approximately $0.7 million, or by approximately $0.05 per share, assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares of common stock offered by us would increase (decrease) the as adjusted net tangible book value per share by approximately $2.1 million, or approximately $0.08 per share, assuming the assumed public offering price remains the same, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters’ option to purchase additional shares of our common stock from us is exercised in full, the as-adjusted net tangible book value per share of our common stock, as adjusted to give effect to this offering, would be $0.97 per share, and the dilution in net tangible book value per share to new investors purchasing shares of our common stock in this offering would be $1.29 per share, in each case based on an assumed public offering price of  $2.25 per share, which is the last reported closing price of our common stock on August 20, 2020 on the Nasdaq Capital Market.

The foregoing discussion and table do not take into account further dilution to new investors that could occur upon the vesting of outstanding restricted stock units or the exercise of outstanding stock options or warrants having a per-share exercise price less than the per share offering price to the public in this offering. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or equity-linked securities, the issuance of these securities could result in further dilution to our stockholders.

The number of shares of common stock that will be outstanding after this offering is based on 10,460,696 shares of common stock outstanding as of June 30, 2020, and excludes as of such date:

●
2,516,152 shares of common stock issuable upon exercise of common stock purchase warrants, with an average weighted exercise price of $9.61 per share;

●
1,083,386 shares of common stock issuable upon exercise of options outstanding; and 532,110 shares of common stock reserved for issuance pursuant to our 2014 Plan; and

●
286,671 shares of common stock issuable upon the vesting of non-vested restricted stock units outstanding.

To the extent that any of the foregoing are exercised, investors participating in the offering will experience further dilution.

DESCRIPTION OF SECURITIES

The following is a summary of the rights of our capital stock as provided in our Charter and our Bylaws. For more detailed information, please see our Charter and Bylaws that will be in effect upon the completion of this offering, which have been filed as exhibits to the Registration Statement of which this prospectus is a part.

Summary of Securities

The following description summarizes certain terms of our capital stock. Our Board of Directors approved of a second amendment and restatement of our Charter (the “Amended and Restated Charter”), which was subsequently approved by our stockholders and filed with the State of Delaware on November 19, 2018. The following description summarizes the provisions of the Amended and Restated Charter, as amended since its filing, including the number of shares of common stock that are authorized for issuance under the Amended and Restated Charter, and the authorization of shares of preferred stock. Because the foregoing is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section you should refer to our Charter and Bylaws, which are included as exhibits to this prospectus, and to the applicable provisions of Delaware law.

Common Stock

Our Amended and Restated Charter currently authorizes 100.0 million shares of common stock for issuance. As of August 20, 2020, there were 10,493,909 shares of our common stock issued and outstanding, which were held by approximately 160 stockholders of record, approximately 2,516,152 shares of common stock issuable upon exercise of warrants to purchase our common stock, 1,644,442 shares of common stock issuable upon exercise of options held, 425,815 shares of our common stock issuable upon the vesting of restricted stock units held and 581,910 shares of common stock authorized and available for issuance pursuant to our 2014 Plan. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders, including the election of directors. Neither our Bylaws nor the Amended and Restated Charter provide for cumulative voting rights.

In addition to the Amended and Restated Charter, in September 2018 holders of a majority of our issued and outstanding securities authorized our Board of Directors, acting in its sole discretion without further approval of our stockholders, to effect a reverse split of our issued and outstanding common stock, at a ratio of not less than one-for-two, but not more than one-for-five, at any time on or before August 15, 2019 (the “Reverse Stock Split”). On January 31, 2019, our Board of Directors approved of a ratio of one-for three, and on February 8, 2019, we filed a Certificate of Amendment to our Charter to implement the Reverse Stock Split.

Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock

Under our Amended and Restated Charter, our Board of Directors has the authority, without further action by our stockholders, to issue up to 10.0 million shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including, without limitation, dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series.

As of August 20, 2020, no shares of our authorized preferred stock are outstanding. Because our Board of Directors has the power to establish the preferences and rights of the shares of any additional series of preferred stock, it may afford holders of any preferred stock preferences, powers and rights, including voting and dividend rights, senior to the rights of holders of our common stock, which could adversely affect the holders of the common stock and could delay, discourage or prevent a takeover of us even if a change of control of our company would be beneficial to the interests of our stockholders.

Anti-Takeover Matters

Charter and Bylaw Provisions

The provisions of Delaware law, our Amended and Restated Charter, and our Bylaws include a number of provisions that may have the effect of delaying, deferring, or discouraging another person from acquiring control of our company and discouraging takeover bids. These provisions may also have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board Composition and Filling Vacancies

Our Bylaws provide that any vacancy on our Board may only be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum. Further, any directorship vacancy resulting from an increase in the size of our Board of Directors, may be filled by election of the Board of Directors, but only for a term continuing until the next election of directors by our stockholders.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless certificate of incorporation of the Company in which they own stock provides otherwise. Neither our Amended and Restated Charter nor our Bylaws provide that our stockholders shall be entitled to cumulative voting.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board. A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from an amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Choice of Forum

Our Bylaws provide that Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our Amended and Restated Charter or our Bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Because the applicability of the exclusive forum provision is limited to the extent permitted by law, we believe that the exclusive forum provision would not apply to suits brought to enforce any duty or liability created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), any other claim for which the federal courts have exclusive jurisdiction or concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act. We note that there is uncertainty as to whether a court would enforce the provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

This section summarizes the material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of our common stock acquired by “non-U.S. holders” (as defined below) pursuant to this offering. This summary does not provide a complete analysis of all potential U.S. federal income tax considerations relating thereto. The information provided below is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions currently in effect. These authorities may change at any time, possibly retroactively, or the Internal Revenue Service (the “IRS”), might interpret the existing authorities differently. In either case, the tax considerations of owning or disposing of our common stock could differ from those described below. As a result, we cannot assure you that the tax consequences described in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.

This summary does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, or under U.S. federal gift and estate tax laws, except to the limited extent provided below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●
banks, insurance companies or other financial institutions;

●
partnerships or entities or arrangements treated as partnerships or other pass-through entities for U.S. federal tax purposes (or investors in such entities);

●
corporations that accumulate earnings to avoid U.S. federal income tax;

●
persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;

●
tax-exempt organizations or tax-qualified retirement plans;

●
controlled foreign corporations or passive foreign investment companies;

●
dealers in securities or currencies;

●
traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●
persons that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);

●
certain former citizens or former long-term residents of the United States;

●
persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

●
persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); or

●
persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes is a beneficial owner of our common stock, the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity. Accordingly, this summary does not address tax considerations applicable to partnerships that hold our common stock, and partners in such partnerships should consult their tax advisors.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FOREIGN, STATE OR LOCAL LAWS, AND TAX TREATIES.

Non-U.S. Holder Defined

For purposes of this summary, a “non-U.S. holder” is any beneficial owner of our common stock, other than a partnership, that is not:

●
an individual who is a citizen or resident of the United States;

●
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States,

●
any state therein or the District of Columbia;

●
a trust if it (i) is subject to the primary supervision of a U.S. court and one of more U.S. persons have authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

●
an estate whose income is subject to U.S. income tax regardless of source.

If you are a non-U.S. citizen that is an individual, you may, in many cases, be treated as a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the ownership or disposition of our common stock.

Dividends

We do not expect to declare or make any distributions on our common stock in the foreseeable future. If we do make distributions on shares of our common stock, however, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a non-U.S. holder’s adjusted tax basis in shares of our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock. See “Sale of Common Stock” below.

Any dividend paid to a non-U.S. holder of our common stock that is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States will generally be subject to U.S. withholding tax at a 30% rate. The withholding tax might apply at a reduced rate, however, under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. You should consult your tax advisors regarding your entitlement to benefits under a relevant income tax treaty. Generally, in order for us or our paying agent to withhold tax at a lower treaty rate, a non-U.S. holder must certify its entitlement to treaty benefits. A non-U.S. holder generally can meet this certification requirement by providing an IRS Form W-8BEN or Form W-8BEN-E (or any successor of such forms) or appropriate substitute form to us or our paying agent. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS in a timely manner.

Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder, and if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States, are not subject to U.S. withholding tax. To obtain this exemption, a non-U.S. holder must provide us or our paying agent with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated income tax rates applicable to U.S. persons, net of certain deductions and credits. In addition to being taxed at graduated tax rates, dividends received by corporate non-U.S. holders that are effectively connected with a U.S. trade or business of the corporate non-U.S. holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

Sale of Common Stock

Subject to the discussions below regarding backup withholding and the Foreign Account Tax Compliance Act, non-U.S. holders will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange or other disposition of our common stock unless:

●
the gain (i) is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business and (ii) if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States (in which case the special rules described below apply);

●
the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition of our common stock, and certain other requirements are met (in which case the gain would be subject to a flat 30% tax, or such reduced rate as may be specified by an applicable income tax treaty, which may be offset by certain U.S. source capital losses, even though the individual is not considered a resident of the United States); or

●
the rules of the Foreign Investment in Real Property Tax Act (“ FIRPTA”), treat the stock as a “U.S. real property interest” as defined in Section 897 of the Code.

The FIRPTA rules may apply to a sale, exchange or other disposition of our common stock if we are, or were within the shorter of the five-year period preceding the disposition and the non-U.S. holder’s holding period, a “U.S. real property holding corporation” (as defined in Section 897 of the Code) (“USRPHC”). In general, we would be a USRPHC if interests in U.S. real estate comprised at least half of the value of our business assets. We do not believe that we are a USRPHC and we do not anticipate becoming one in the future. Even if we become a USRPHC, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if beneficially owned by a non-U.S. holder that actually or constructively owned more than 5% of our outstanding common stock at sometime within the five-year period preceding the disposition.

If any gain from the sale, exchange or other disposition of our common stock, (1) is effectively connected with a U.S. trade or business conducted by a non-U.S. holder and (2) if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, is attributable to a permanent establishment maintained by such non-U.S. holder in the United States, then the gain generally will be subject to U.S. federal income tax at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. If the non-U.S. holder is a corporation, under certain circumstances, that portion of its earnings and profits that is effectively connected with its U.S. trade or business, subject to certain adjustments, generally would be subject also to a “branch profits tax.” The branch profits tax rate is 30% unless reduced by applicable income tax treaty.

U.S. Federal Estate Tax

The estates of nonresident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or failing to report interest or dividends on his returns. The backup withholding tax rate is currently 28%. The backup withholding rules do not apply to payments to corporations, whether domestic or foreign, provided they establish such exemption.

Payments to non-U.S. holders of dividends on common stock generally will not be subject to backup withholding, and payments of proceeds made to non-U.S. holders by a broker upon a sale of common stock will not be subject to information reporting or backup withholding, in each case so long as the non-U.S. holder certifies its status as a non-U.S. holder (and we or our paying agent do not have actual knowledge or reason to know the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied) or otherwise establishes an exemption. The certification procedures to claim treaty benefits described under “Dividends” will generally satisfy the certification requirements necessary to avoid the backup withholding tax. We must report annually to the IRS any dividends paid to each non-U.S. holder and the tax withheld, if any, with respect to these dividends. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides.

Under the Treasury regulations, the payment of proceeds from the disposition of shares of our common stock by a non-U.S. holder made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the beneficial owner certifies, under penalties of perjury, among other things, its status as a non-U.S. holder (and the broker does not have actual knowledge or reason to know the holder is a U.S. person) or otherwise establishes an exemption. The payment of proceeds from the disposition of shares of our common stock by a non-U.S. holder made to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. Information reporting, but not backup withholding, will apply to a payment of proceeds, even if that payment is made outside of the United States, if you sell our common stock through a non-U.S. office of a broker that is:

●
a U.S. person (including a foreign branch or office of such person);

●
a “controlled foreign corporation” for U.S. federal income tax purposes;

●
a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

●
a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business, unless the broker has documentary evidence that the beneficial owner is a non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no actual knowledge or reason to know to the contrary).

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act

A U.S. federal withholding tax of 30% may apply to dividends and the gross proceeds of a disposition of our common stock paid to a foreign financial institution (as specifically defined by the applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). This U.S. federal withholding tax of 30% will also apply to dividends and the gross proceeds of a disposition of our common stock paid to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding direct and indirect U.S. owners of the entity. The 30% federal withholding tax described in this paragraph cannot be reduced under an income tax treaty with the United States or by providing an IRS Form W-8BEN or similar documentation. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules and certifies as such on a Form W-8BEN-E (or any successor of such form). Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Holders should consult with their own tax advisors regarding the possible implications of the withholding described herein.

The withholding provisions described above generally apply to proceeds from a sale or other disposition of common stock if such sale or other disposition occurs on or after January 1, 2019 and to payments of dividends on our common stock.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

National Securities Corporation is acting as lead book-running manager for this offering and acting as representative of the underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, shares of our common stock. Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed to purchase all of the shares of common stock sold under the underwriting agreement if any of the shares of common stock are purchased.

Underwriters	Number of Shares
National Securities Corporation

Total	3,111,111

We have agreed to indemnify the underwriters, their affiliates, their respective officers, directors, employees and agents, and each person, if any, who controls any underwriter within the meaning of Section 15 of the Securities Act, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares of common stock, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by their counsel, including the validity of the shares of our common stock, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions.

National Securities Corporation has advised us that it proposes initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at a price that represents a concession not in excess of $      per share. The underwriters may allow, and these dealers may re-allow, a concession of not more than $      per share to other dealers. After the initial offering of the shares of common stock, the public offering price or any other term of the offering may be changed by National Securities Corporation.

Underwriting Commissions and Discounts

The following table summarizes the per share underwriting discount to the public offering price of the shares of our common stock offered pursuant to this prospectus. These amounts are shown assuming both no exercise and full exercise of the option to purchase additional shares of our common stock described below. We have also agreed to pay up to $70,000 of the out-of-pocket fees and expenses of the underwriters, which includes the fees and expenses of counsel to the underwriters. The fees and expenses of the underwriters that we have agreed to reimburse are not included in the underwriting discount set forth in the table below. The underwriting discount was determined through arms’ length negotiations between us and the underwriters.

	Per Share	Total without Exercise of Over-Allotment Option	Total with Full Exercise of Over-Allotment Option
Public offering price	$	$	$
Underwriting discount for common stock to be paid by us
Proceeds to us, before expenses

We estimate that the total expenses of this offering, excluding underwriting discounts, will be approximately $178,000. This includes $70,000 of fees and expenses of the underwriters. These expenses are payable by us.

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to an additional 466,667 shares of our common stock (up to 15% of the shares firmly committed in this offering) at the public offering price, less an underwriting discount of  $        per share. If any additional shares of our common stock are purchased pursuant to the option, the underwriters will offer these additional shares of our common stock on the same terms as those on which the other shares of common stock are being offered hereby.

No Sales of Similar Securities

Our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into or exchangeable or exercisable for common stock, for 90 days after the date of this prospectus, subject to specified exceptions, without first obtaining the written consent of National Securities Corporation. Specifically, these persons have agreed, with certain limited exceptions, not to directly or indirectly:

● offer, pledge, sell, contract to sell or lend any common stock;

● sell any option or contract to purchase any common stock;

● purchase any option or contract to sell any common stock;

● grant any option, right or warrant to purchase any common stock;

● otherwise transfer or dispose of any common stock;

● make a demand or exercise any right with respect to the registration of any common stock; or

● enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequences of ownership of common stock, whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise; or

● publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap hedge or other arrangement relating to any common stock.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares of our common stock in this offering is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, National Securities Corporation may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of our common stock than they are required to purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of our common stock made by the underwriters in the open market prior to the closing of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Capital Market, in the over-the-counter market or otherwise.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that they will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, the underwriters or certain securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have in the past, and may in the future, engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates, for which they have in the past, and may in the future, receive customary fees, commissions and expenses.

In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that it acquires, long and/or short positions in such securities and instruments.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “SLGG.”

Transfer Agent and Registrar

Our transfer agent is Issuer Direct whose address is 1981 E. Murray Holladay Rd #100, Salt Lake City, Utah 84117 and its telephone number is (801) 272-9294.

Selling Restrictions

No action has been taken in any jurisdiction except the United States that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

LEGAL MATTERS

The validity of our shares of our common stock offered by this prospectus will be passed upon for us by Disclosure Law Group, a Professional Corporation, of San Diego, California. McGuireWoods LLP, New York, New York, is acting as counsel for the underwriters in connection with this offering.

EXPERTS

The financial statements of Super League Gaming, Inc.  as of December 31, 2019 and 2018 and for each of the years in the two-year period ended December 31, 2019, incorporated in this Prospectus by reference from the Super League Gaming, Inc. Annual Report on Form 10-K for the year ended December 31, 2019 have been audited by Squar Milner LLP, an independent registered public accounting firm, as stated in their reports thereon (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), have been incorporated in this Prospectus and Registration Statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to this offering of our common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits and the financial statements and notes filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract, or any other document, are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be referenced for the complete contents of these contracts and documents. The SEC maintains an internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

Our common stock is registered with the SEC under Section 12 of the Exchange Act and, accordingly, we are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at the website of the SEC referred to above. We maintain a website at http://www.superleague.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, proxy statements and other information filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by us with the SEC are incorporated by reference in this prospectus:

●
our Annual Report on Form 10-K for the year ended December 31, 2019, filed on March 23, 2020;

●
our Quarterly Report on Form 10-Q for the period ended March 31, 2020, filed on May 15, 2020;

●
our Quarterly Report on Form 10-Q for the period ended June 30, 2020, filed on August 12, 2020;

●
our Current Report on Form 8-K, filed on April 3, 2020;

●
our Current Report on Form 8-K, filed on May 7, 2020;

●
our Current Report on Form 8-K, filed on May 15, 2020;

●
our Current Report on Form 8-K, filed on July 24, 2020; and

●
the description of our common stock which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed on February 21, 2019, including any amendment or reports filed for the purposes of updating this description.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide upon request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing to or calling us at:

Super League Gaming, Inc.
2912 Colorado Ave., Suite #203
Santa Monica, California 90404
(802) 294-2754

This prospectus is part of a registration statement we filed with the SEC. You should only rely on the information or representations contained in this prospectus. We have not authorized anyone to provide information other than that provided in this prospectus. We are not making an offer of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

3,111,111 Shares

Super League Gaming, Inc.

PROSPECTUS

The date of this prospectus is           , 2020

Until                     , 2020 (25 days after the date of this prospectus), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission (the “SEC”) registration fee and the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee.

Amount

SEC registration fee	$1,045
FINRA filing fee	1,708
Accountants’ fees and expenses	25,000
Legal fees and expenses	65,000
Transfer Agent’s fees and expenses	5,000
Printing expenses	5,000
Underwriters reimbursable expenses	70,000
Miscellaneous	5,000

Total expenses	$177,753

Item 14. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, so long as the person acted in good faith and in a manner he or she reasonably believed was in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to obtain a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action, so long as the person acted in good faith and in a manner the person reasonably believed was in or not opposed to the corporation’s best interests, except that no indemnification shall be permitted without judicial approval if a court has determined that the person is to be liable to the corporation with respect to such claim. Section 145(c) of the DGCL provides that, if a present or former director or officer has been successful in defense of any action referred to in Sections 145(a) and (b) of the DGCL, the corporation must indemnify such officer or director against the expenses (including attorneys’ fees) he or she actually and reasonably incurred in connection with such action.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against and incurred by such person, in any such capacity, or arising out of his or her status as such, whether or not the corporation could indemnify the person against such liability under Section 145 of the DGCL.

Our amended and restated certificate of incorporation (“Charter”), and our amended and restated bylaws (“Bylaws”) provide for the indemnification of our directors and officers to the fullest extent permitted under the DGCL. We also maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

We have entered into an underwriting agreement in connection with this offering, which provides for indemnification by the underwriter of us, our officers and directors, for certain liabilities, including liabilities arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding all securities sold by us within the last three years which were not registered under the Securities Act. Also included is the consideration received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

Issuances of Capital Stock:

On June 3, 2019, we entered into an agreement and plan of merger (the “Merger Agreement”) with Framerate, Inc., a Delaware corporation (“Framerate”), pursuant to which Framerate merged with and into SLG Merger Sub, Inc. (“Merger Sub”), with Merger Sub continuing as the surviving corporation (the “Framerate Acquisition”). The Framerate Acquisition was consummated on June 6, 2019 when the certificate of merger of Merger Sub and Framerate was filed with the Secretary of State of the State of Delaware (the “Effective Date”). As consideration for the Framerate Acquisition, the Company ratably paid and/or issued to the former shareholders of Framerate an aggregate of i) $1.5 million paid in cash and ii) $1.0 million paid by the issuance of a total of 134,422 shares of the Company’s common stock, at a price per share of $7.4395 (the “Closing Shares”).

In addition to the issuance of the Closing Shares, the Merger Agreement provides for the issuance of up to an additional $980,000 worth of shares of the Company’s common stock at the same price per share as the Closing Shares (the “Earn-Out Shares”) in the event Framerate achieves certain performance-based milestones during the two-year period following the closing of the Acquisition, or June 6, 2021 (the “Earn-Out”). Up to one-half of the Earn-Out Shares were issuable on the one-year anniversary of the Effective Date, and the remaining one-half will be issuable on the second anniversary of the Effective Date. The fair value of the Earn-Out on the Effective Date was estimated to be $454,000. In June 2020, we issued an additional 32,936 shares of our common stock to the former shareholders of Framerate in connection with the achievement of certain components of the year-one earn-out related performance milestones.

During the year ended December 31, 2017, we issued 788,280 shares of common stock at a price of $10.80 per share to certain accredited investors in private placement transactions, resulting in aggregate net proceeds of $8,244,883.

Issuances of Warrants to Purchase Common Stock

From January 1, 2016 to December 31, 2018, we granted five and ten year warrants to purchase an aggregate of 355,584 shares of our common stock at an average exercise price of $10.17 per share, to certain employees, consultants and directors of the Company, including our Chief Executive Officer Ann Hand, Jeff Gehl, a member of our Board of Directors, and Robert Stewart, a former member of our Board of Directors, as consideration for their previous and future services to the Company.

On November 15, 2018, we granted an employee a ten-year common stock purchase warrant to purchase up to 250,000 shares of the Company’s common stock, at an exercise price of $10.80, pursuant to an amended employment agreement, subject to the following vesting schedule: (i) 25% upon issuance; (ii) 50% upon close of an IPO or an additional private financing (occurring subsequent to September 1, 2018) of not less than $15,000,000; and (iii) 25% on the one-year anniversary of an IPO or the one-year anniversary of an additional private equity financing of not less than $15,000,000 (occurring subsequent to September 1, 2018).

Sale of Convertible Promissory Notes in Private Placements

In February through April 2018, we issued 9.00% secured convertible promissory notes with a collective face value of $3,000,000 (the “Initial 2018 Notes”). The Initial 2018 Notes (i) accrued simple interest at the rate of 9.00% per annum, (ii) matured on the earlier of December 31, 2018 or the close of a $15,000,000 equity financing (“Qualifying Equity Financing”) by us, and (iii) all outstanding principal and accrued interest was automatically convertible into equity or equity-linked securities sold in a Qualifying Equity Financing based upon a conversion rate equal to (x) a 10% discount to the price per share of a Qualifying Equity Financing, with (y) a floor of $10.80 per share. In addition, the holders of the Initial 2018 Notes were collectively issued warrants to purchase approximately 55,559 shares of common stock, at an exercise price of $10.80 per share and a term of five years (the “Initial 2018 Warrants”).

In May through August 2018, we issued additional 9.00% secured convertible promissory notes with a collective face value of $10,000,000 (the “Additional 2018 Notes”). In May 2018, all of the Initial 2018 Notes and related accrued interest, totaling $3,056,182, were converted into the Additional 2018 Notes, resulting in an aggregate principal amount of $13,056,182 (hereinafter collectively, the “2018 Notes”). The holders of the converted Initial 2018 Notes retained their respective Initial 2018 Warrants.

The 2018 Notes (i) accrued simple interest at the rate of 9.00% per annum, (ii) matured on the earlier of the closing of an initial public offering of the Company’s common stock on a national securities exchange or April 30, 2019, and (iii) all outstanding principal and accrued interest was automatically convertible into shares of common stock upon the closing of an IPO at the lesser of (x) $10.80 per share or (y) a 15% discount to the price per share of the IPO. In addition, the holders of the 2018 Notes were collectively issued 1,396,420 warrants to purchase common stock equal to 100% of the aggregate principal amount of the 2018 Notes divided by $9.35 per share (the “2018 Warrants”). The 2018 Warrants are exercisable for a term of five years, commencing on the close of an IPO, at an exercise price of $9.35 and are callable at the election of the Company at any time following the closing of an IPO. The 2018 Notes were secured by a security interest in all of the assets, tangible and intangible, of the Company. Concurrent with the closing of the IPO on February 27, 2019, all outstanding principal and accrued interest outstanding under the 2018 Notes totaling $13,793,000 was automatically converted into 1,475,164 shares of the Company’s common stock at a conversion price per share of $9.35.

The offers, sales and issuances of the securities described in Item 15 were deemed to be exempt from registration under the Securities Act under either (i) Rule 701 promulgated under the Securities Act as offers and sale of securities pursuant to certain compensatory benefit plans and contracts relating to compensation in compliance with Rule 701 or (ii) Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the stock certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.  The share and per share information in this Item 15 reflects the one-for-three reverse stock split of our common stock that was consummated on February 8, 2019.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits. The list of exhibits is set forth below and is incorporated by reference herein.

Exhibit No.	Name	Incorporation by Reference
1.1	Form of Underwriting Agreement.
2.1	Agreement and Plan of Merger Agreement and Plan of Merger by and among Super League Gaming, Inc., SLG Merger Sub, Inc. and Framerate, Inc.	Exhibit 2.1 to the Current Report on Form 8-K, filed on June 7, 2019.
3.1	Second Amended and Restated Certificate of Incorporation of Super League Gaming, Inc., dated November 19, 2018.	Exhibit 3.1 to the Registration Statement, filed on January 4, 2019
3.2	Second Amended and Restated Bylaws of Super League Gaming, Inc.	Exhibit 3.2 to the Registration Statement, filed on January 4, 2019
3.3	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Super League Gaming, Inc., dated February 8, 2019.	Exhibit 3.3 to the Amendment No. 2 to the Registration Statement, filed on February 12, 2019
3.4	Certificate of Amendment to the Certificate of Incorporation of Super League Gaming, Inc.	Appendix A to the Definitive Proxy Statement filed on June 15, 2020.
3.5	Certificate of Amendment to the Certificate of Incorporation of Super League Gaming, Inc.	Exhibit 3.1 to the Current Report on Form 8-K filed July 24, 2020.
4.1	Form of Common Stock Certificate.	Exhibit 4.1 to the Amendment No. 2 to the Registration Statement, filed on February 12, 2019
4.2	Form of Registration Rights Agreement, among Super League Gaming, Inc. and certain accredited investors.	Exhibit 4.2 to the Registration Statement on Form S-1, filed on January 4, 2019
4.3	Common Stock Purchase Warrant dated June 16, 2017 issued to Ann Hand.	Exhibit 4.3 to the Registration Statement on Form S-1, filed on January 4, 2019
4.4	Form of 9.00% Secured Convertible Promissory Note.	Exhibit 4.4 to the Registration Statement on Form S-1, filed on January 4, 2019
4.5	Form of Callable Common Stock Purchase Warrant, issued to certain accredited investors.	Exhibit 4.5 to the Registration Statement on Form S-1, filed on January 4, 2019
4.6	Form of Representative’s Warrant.	Exhibit 4.6 to the Amendment No. 2 to the Registration Statement on Form S-1, filed on February 12, 2019
5.1	Opinion of Disclosure Law Group, a Professional Corporation.
10.1†	Super League Gaming, Inc. Amended and Restated 2014 Stock Option and Incentive Plan.	Exhibit 10.1 to the Registration Statement, filed on January 4, 2019
10.2†	Form of Stock Option Agreement under 2014 Stock Option and Incentive Plan.	Exhibit 10.2 to the Registration Statement, filed on January 4, 2019
10.3	Subscription Agreement, among Nth Games, Inc. and certain accredited investors.	Exhibit 10.3 to the Registration Statement, filed on January 4, 2019
10.4	Subscription Agreement, among Super League Gaming, Inc. and certain accredited investors.	Exhibit 10.4 to the Registration Statement, filed on January 4, 2019
10.5	Form of Theater Agreement, filed herewith.	Exhibit 10.5 to the Registration Statement, filed on January 4, 2019
10.6	Lease between Super League Gaming, Inc. and Roberts Business Park Santa Monica LLC, dated June 1, 2016.	Exhibit 10.6 to the Registration Statement, filed on January 4, 2019
10.7+	License Agreement between Super League Gaming, Inc. and Riot Games, Inc., dated June 22, 2016.	Exhibit 10.7 to the Registration Statement, filed on January 4, 2019
10.8+	Amended and Restated License Agreement between Super League Gaming, Inc. and Mojang AB, dated August 1, 2016.	Exhibit 10.8 to the Registration Statement, filed on January 4, 2019
10.9+	Master Agreement between Super League Gaming, Inc. and Viacom Media Networks, dated June 9, 2017.	Exhibit 10.9 to the Registration Statement, filed on January 4, 2019
10.10	Form of Common Stock Purchase Agreement, among Super League Gaming, Inc. and certain accredited investors.	Exhibit 10.10 to the Registration Statement, filed on January 4, 2019
10.11	Form of Investors’ Rights Agreement, among Super League Gaming, Inc. and certain accredited investors.	Exhibit 10.11 to the Registration Statement, filed on January 4, 2019
10.12†	Employment Agreement, between Super League Gaming, Inc. and Ann Hand, dated June 16, 2017.	Exhibit 10.12 to the Registration Statement, filed on January 4, 2019
10.13†	Employment Agreement, between Super League Gaming, Inc. and David Steigelfest, dated October 31, 2017.	Exhibit 10.13 to the Registration Statement, filed on January 4, 2019

10.14	Riot Games, Inc. Extension Letter, dated November 21, 2017.	Exhibit 10.14 to the Registration Statement, filed on January 4, 2019
10.15	Form of Note Purchase Agreement, among Super League Gaming, Inc. and certain accredited investors.	Exhibit 10.15 to the Registration Statement, filed on January 4, 2019
10.16	Form of Security Agreement, between Super League Gaming, Inc. and certain accredited investors.	Exhibit 10.16 to the Registration Statement, filed on January 4, 2019
10.17	Form of Intercreditor and Collateral Agent Agreement, among Super League Gaming, Inc. and certain accredited investors.	Exhibit 10.17 to the Registration Statement, filed on January 4, 2019
10.18	Form of Investors’ Rights Agreement (9% Secured Convertible Promissory Notes), among Super League Gaming, Inc. and certain accredited investors.	Exhibit 10.18 to the Registration Statement, filed on January 4, 2019
10.19	Master Service Agreement and Initial Statement of Work between Super League Gaming, Inc. and Logitech Inc., dated March 1, 2018.	Exhibit 10.19 to the Registration Statement, filed on January 4, 2019
10.20	Asset Purchase Agreement, between Super League Gaming, Inc. and Minehut, dated June 22, 2018.	Exhibit 10.20 to the Registration Statement, filed on January 4, 2019
10.21†	Amended and Restated Employment Agreement, between Super League Gaming, Inc. and Ann Hand, dated November 15, 2018.	Exhibit 10.21 to the Registration Statement, filed on January 4, 2019
10.22†	Amended and Restated Employment Agreement, between Super League Gaming, Inc. and David Steigelfest, dated November 1, 2018.	Exhibit 10.22 to the Registration Statement, filed on January 4, 2019
10.23†	Employment Agreement, between Super League Gaming, Inc. and Matt Edelman, dated November 1, 2018.	Exhibit 10.23 to the Registration Statement, filed on January 4, 2019
10.24†	Employment Agreement, between Super League Gaming, Inc. and Clayton Haynes, dated November 1, 2018.	Exhibit 10.24 to the Registration Statement, filed on January 4, 2019
10.25++	Commercial Partnership Agreement between Super League Gaming, Inc., and ggCircuit, LLC, dated September 23, 2019.	Exhibit 10.1 to the Quarterly Report on Form 10-Q for the period ended September 30, 2019, filed November 14, 2019.
10.26	Note Payable Agreement by and between Super League Gaming, Inc. and South Porte Bank, dated May 4, 2020.	Exhibit 10.1 to the Current Report on Form 8-K filed May 7, 2020.
10.27	Form of Restricted Stock Unit Agreement under the Amended and Restated 2014 Stock Option and Incentive Plan	Exhibit 10.3 to the Registration Statement filed on May 11, 2020.
10.28	Placement Agency Agreement dated May 13, 2020.	Exhibit 1.1 to the Current Report on Form 8-K filed on May 15, 2020.
10.29	Form of Securities Purchase Agreement dated May 13, 2020	Exhibit 10.1 to the Current Report on Form 8-K filed on May 15, 2020.
14.1	Super League Gaming, Inc. Code of Business Conduct and Ethics.	Exhibit 14.1 to the Registration Statement, filed on January 4, 2019
23.1	Consent of Squar Milner LLP.
23.2	Consent of Disclosure Law Group, a Professional Corporation (included in Exhibit 5.1).
24.1	Power of attorney (included on the signature page hereto)

†	Identifies exhibits that consist of a management contract or compensatory plan or arrangement.
+
Confidential treatment has been granted for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act of 1933, as amended, and Rule 24b-2 under the Securities Exchange Act of 1934, as amended (together, the “Rules”). In accordance with the Rules, these confidential portions have been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

++
Certain portions of this exhibit (indicated by “[*****]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

 (b) Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The registrant hereby further undertakes that:

        (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2)   For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on this 21st day of August, 2020.

Super League Gaming, Inc.

By:	/s/ Ann Hand
Ann Hand Chief Executive Officer, President and Chair of the Board

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Super League Gaming, Inc., hereby severally constitute and appoint Ann Hand and Clayton Haynes, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Ann Hand	Chief Executive Officer,	August 21, 2020
Ann Hand	President, Chair of the Board
(Principal Executive Officer)

/s/ Clayton Haynes	Chief Financial Officer	August 21, 2020
Clayton Haynes	(Principal Financial and Accounting Officer)

/s/ David Steigelfest	Chief Product Officer and Director	August 21, 2020
David Steigelfest

/s/ Jeff Gehl	Director	August 21, 2020
Jeff Gehl

/s/ Kristin Patrick	Director	August 21, 2020
Kristin Patrick

/s/ Michael Keller	Director	August 21, 2020
Michael Keller

/s/ Mark Jung	Director	August 21, 2020
Mark Jung